Exhibit 19.1

VACCINEX, INC.

TRADING COMPLIANCE POLICY

This Trading Compliance Policy (this "Policy") describes the standards of Vaccinex, Inc. (the "Company") on trading, and causing the trading of, the Company’s securities or securities of certain other publicly-traded companies while in possession of confidential information. This policy prohibits trading in certain circumstances and applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company (each a “Covered Person” and collectively, "Covered Persons").

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "non-public." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any Covered Person who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions. Transactions will be considered “on the basis of” material non-public information if the person engaged in the transaction was aware of the material non-public information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

PART I

1. Applicability

Except as discussed in Part I, Section 5 below, this Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, warrants, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities (such as exchange-traded put or call options), whether or not issued by the Company. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

This Policy applies to all Covered Persons, family members and any entities influenced or controlled by such Covered Persons, including any corporations, partnerships or trusts. Transactions by these people and entities will be treated for purposes of this Policy and applicable securities laws as if they were for the account of the Covered Person.

Covered Persons are expected to comply with this Policy until such time as they are no longer affiliated with the Company and no longer possess any material non-public information subject to this Policy. In addition, if a Covered Person is subject to a trading blackout under this Policy at the time he or she ceases to be affiliated with the Company, he or she must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below. In addition, except as discussed in Part I, Section 5 below:

(a).
No Covered Person may purchase or sell any Company security while in possession of material non-public information about the Company. (The terms "material" and "non-public" are defined in Part I, Sections 3(a) and (b) below.)
(b).
No Covered Person who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.
(c).
No Covered Person may purchase or sell any security of any other company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material non-public information may communicate that information to any other person, including family and friends.
(d).
No Covered Person may trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that he or she has reason to believe is material and non-public unless he or she first consults with, and obtains the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below). Disclosing material non-public information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material non-public information is sometime referred to as “tipping.”

3. Definitions

(a) Materiality. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)
initiation of, termination of, or results of clinical trials;
(ii)
award or loss of a significant contract or regulatory approval;
(iii)
development of significant new product, process or service;
(iv)
a significant change in the Company’s prospects;
(v)
significant write-downs in assets or increases in reserves;
(vi)
developments regarding significant litigation or government agency investigations;
(vii)
impending bankruptcy or other liquidity problems;
(viii)
changes in earnings estimates or guidance;
(ix)
unusual gains or losses;
(x)
major changes in senior management;
(xi)
changes in dividends;
(xii)
significant borrowings;
(xiii)
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, joint ventures, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)
offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have an effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b) Non-public Information. Insider trading prohibitions come into play only when the information possessed is material and "non-public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before the information can be treated as public.

Non-public information may include:

(i)
information available to a select group of analysts or brokers or institutional investors;
(ii)
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally the close of business on the second trading day after the information was announced).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is "non-public" and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Chief Financial Officer of the Company as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)
assisting with implementation and enforcement of this Policy;
(ii)
circulating this Policy to all Covered Persons and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)
pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
(iv)
providing approval of any Rule 10b5-1 plans under Part I, Section 5(a) below and any prohibited transactions under Part II, Section 4 below.

4. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)
Company-imposed Penalties. Covered Persons who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place. In addition, the Company may give stop-transfer and other instructions to the Company’s transfer agent or stock plan administrator to enforce compliance with this Policy.
(c)
Reporting Violations. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the Compliance Officer at 1895 Mount Hope Avenue, Rochester, New York 14620. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

5. Limited Exceptions

(a) 10b5-1 Plans. Trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an "Approved 10b5-1 Plan") that:

(i) has been reviewed and approved in advance by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved in advance by the Compliance Officer);

(ii)
was entered into in good faith by the Covered Person at a time (y) outside of the blackout periods described in Part II, Section 1 below and (z) when the Covered Person was not in possession of material non-public information about the Company; and
(iii)
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company at the time of the transaction; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Any modification of an Approved 10b5-1 Plan or entry into such a plan following the termination of an Approved 10b5-1 Plan (other than by the expiration of such plan in accordance with its terms) requires that at least 30 days elapse prior to the commencement of any trades under such amended or new plan.

(b)
Stock Options, Restricted Stock and Stock Appreciation Rights. Trading restrictions under this Policy do not apply to (i) the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company, (ii) the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements, (iii) the exercise of stock options for cash under the Company’s stock option plans, and (iv) the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities in connection with an option exercise or cancel securities in connection with the vesting of restricted stock to cover tax obligations. However, trading restrictions under this Policy do apply to (A) the sale of any securities issued upon the exercise of a stock option, (B) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (C) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
(c)
Employee Stock Purchase Plan. Trading restrictions under this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan, if applicable, or to purchases of securities under such plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
(d)
401(k) Plan. Trading restrictions under this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on payroll contribution election. Trading restrictions do apply, however, to elections made under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) purchase or sell Company stock through the brokerage option under the 401(k) plan, (iv) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (v) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

(e)
Stock Splits, Stock Dividends and Similar Transactions. Trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
(f)
Bona fide Gifts and Inheritance. Trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.
(g)
Change in Form of Ownership. Transactions that involve merely a change in the form in which securities are owned are permissible.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods described below.

(a)
Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning 30 days prior to the date that a filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as the case may be, is required to be made by the Company with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and ending at the close of business on the second trading day following the date the Company’s financial results for that fiscal quarter or year, as the case may be, are publicly disclosed.
(b)
Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. The existence of a special blackout period should not be communicated to any other person.
(c)
Regulation BTR Blackout Periods. Directors and executive officers may also be subject to blackout periods pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout period under Regulation BTR.

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on the day that a blackout period under Part II, Section 1(a) ends and ending on day that next blackout period under Part II, Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material non-public information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close its trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions for Directors and Executive Officers

(a).
Because executive officers and directors are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.
(b).
Subject to the exemption in subsection (d) below, no director or executive officer may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre-cleared the transaction. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
(c).
The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d).
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Prohibited Transactions

Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(a).
Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(b).
Short sales. Covered Persons may not sell the Company’s securities “short” (i.e., selling a security that must be borrowed to make delivery) or “short against the box” (i.e., a sale with a delayed delivery);
(c).
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(d).
Trading on margin; pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(e).
Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
(f).
Open orders. Except in accordance with an Approved 10b5-1 Plan, Covered Persons should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time.
5.
Section 16 Reporting

Directors and certain officers are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. Section 16 of the Exchange Act sets forth (a) reporting obligations, (b) limitations on “short-swing” transactions and (c) limitations on short sales and other transactions applicable to directors and officers.

6.
Acknowledgment and Certification

This Policy will be delivered to all Covered Persons when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. All Covered Persons are required to sign the acknowledgment and certification attached to this Policy.

As adopted by the Board of Directors of Vaccinex, Inc. effective August 13, 2018, and as modified effective December 26, 2018.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Trading Compliance Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)

Date: